Exhibit 10.2

HEADS OF AGREEMENT
These Heads of Agreement (“Heads”) are made this 13th June 2016
BETWEEN
OM GROUP (UK) LIMITED a company registered in England and Wales with number 03591572 and having it registered office at 5th floor, Millennium Bridge House, 2 Lambeth Hill, London, EC4V 4 GG (“OMGUK”); and
OM ASSET MANAGEMENT PLC a public limited company registered in England and Wales with number 09062478 and having it registered office at Ground Floor, Millennium Bridge House, 2 Lambeth Hill, London, EC4V 4 GG (“OMAM”).

WHEREAS:

A.	The parties are party to a Deferred Tax Asset Deed dated 29 September 2014 (“Agreement”).

B.	The parties wish to amend the Agreement in the terms provided for in these Heads.

IT IS AGREED:

1.
These Heads are supplemental to the Agreement and terms defined in the Agreement shall have the same meanings when used in these Heads unless otherwise specifically defined in these Heads. The parties will procure the preparation of a detailed Amending Agreement (“Amending Agreement”) and the execution thereof by all parties to the Agreement amending the terms of the Agreement in accordance with the terms of these Heads.

2.
OMAM will provide to OMGUK by no later than February 15, 2017, a calculation of the net present value of the total further payments to be made by OMAM to OMGUK under the Agreement for all periods following 31 December 2016 using a discount rate of 8.5%. Such calculation shall be supported by acceptable backup as agreed between the parties.

3.
Within 15 Business Days following receipt of the calculation provided for in 2 above, OMGUK shall notify OMAM as to whether or not it agrees with said calculation. If OMGUK notifies OMAM that it agrees then that calculation shall be the basis for the payment provided for in 4 below. If OMGUK notifies OMAM that it does not agree that calculation then the parties shall attempt to agree modifications to such calculation. If agreement is not reached within 20 Business Days of OMGUK notifying its initial disagreement as aforesaid then the matters in dispute between the parties shall be resolved by reference to the dispute resolution procedures set out in the Agreement. The calculation so agreed or determined by reference to the said dispute resolution procedures shall form the basis of the calculation of the payments to be made by OMAM to OMGUK pursuant to 4 below.

4.
The aggregate payment (as so agreed or determined) to be paid by OMAM to OMGUK as described in 2 above will be divided into three equal parts and each such part shall be forward valued (using a quarterly discount rate that produces an annual rate of 8.5%) and payable on 30 June 2017, 31 December 2017 and 30 June 2018.

5.
For the avoidance of doubt, those provisions of the Agreement providing for payments to be made by OMGUK to OMAM by reference to payments by OMAM to OMGUK turning out to be over payments by reference to actual Realised Tax Benefits being smaller than those assumed for the purposes of any payment made by OMAM to OMGUK shall continue to apply mutatis mutandis to the payment made by OMAM to OMGUK pursuant to 4 above (and for the avoidance of doubt shall continue to apply to all prior payments made by OMAM to OMGUK pursuant to the Agreement).

6.
These Heads shall be governed by and construed in accordance with the Laws of England and Wales and are expressly  agreed by the parties to be legally binding and intended to create legally binding relations and the parties hereto acknowledge the receipt of good and sufficient consideration for their obligations hereunder.

EXECUTED AS A DEED BY

OM ASSET MANAGEMENT PLC             OM GROUP (UK) LIMITED